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                     August 29, 2022

       Gary Teplis
       Chief Executive Officer
       Altitude Acquisition Corp
       400 Perimeter Center Terrace, Suite 151
       Atlanta, GA 30346

                                                        Re: Altitude
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 001-39772

       Dear Mr. Teplis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction